Exhibit n(1)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Financial Statements” in the Prospectus and “Experts” in the Statement of Additional Information and to the use of our reports dated April 28, 2010 with respect to the financial statements of Farm Bureau Life Variable Account and April 22, 2010 with respect to the financial statements and schedules of Farm Bureau Life Insurance Company, in Post-Effective Amendment No. 12 to the Registration Statement (Form N-6 No. 333-87766) under the Securities Act of 1933 and Amendment No. 23 to the Registration Statement (Form N-6 No. 811-05068) under the Investment Company Act of 1940, and related Prospectus of Farm Bureau Life Variable Account (Nonparticipating Flexible Premium Variable Life Insurance Policy) dated May 27, 2010.
/s/ Ernst & Young LLP
Des Moines, Iowa
May 27, 2010